CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (File No. 811-3386 and 2-75863) ("Registration Statement") of our report dated October 8, 2001, relating to the financial statements and financial highlights appearing in the August 31, 2001 Annual Report of Putnam Health Sciences Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2001